Exhibit 99.1

Bioxytran Launches Joint Venture with the Heme Foundation for Development of a Universal Oxygen Carrier

The Heme Foundation and Bioxytran join forces to address the global blood supply shortage with a blood substitute

BOSTON, MASSACHUSETTS, July 18, 2024 (GLOBE NEWSWIRE) -- BIOXYTRAN, INC. (OTCQB: BIXT) (the “Company”), a clinical stage biotechnology company developing oral and intravenous drugs to treat COVID-19, other viral diseases, and stroke, is pleased to announce a Joint Venture (the “JV”) with the Heme Foundation (“Heme” or the “Foundation”) to develop a Universal Oxygen Carrier (“UOC”) as an alternative to blood transfusions. Bioxytran will retain all intellectual property regarding this agreement and the Foundation will be granted a right of use for blood transfusion in exchange for their pledge of up to $10 million over the course of the project’s development. To date, the JV has invested over $2 million in prototypes and in the development of compounds.

Bioxytran has formulated and manufactured the building blocks of the UOC made of a complex carbohydrate compound. The Company has also developed a pilot manufacturing line for the UOC. Two successful small scale animal trials in mice and rabbits have validated the UOC. Bioxytran has also established the protocol for an upcoming large scale 14-day repeated dose toxicology study in two animal species.

The Heme Foundation’s financial support will continue to help advance the development of the UOC as a blood substitute for blood transfusions, including the manufacturing of the molecule as well as the execution of preclinical and clinical trials.

The Heme Foundation is dedicated to solving the world’s blood shortage. Heme has amassed a team that is dedicated to making sure that everyone in the world has access to lifesaving transfusions. The Foundation has determined that Bioxytran’s UOC is one of the most promising blood substitute technologies that is capable of ending the worlds blood shortage. The UOC is expected to be compatible with all blood types, will not have to be screened for pathogens, and has an extended shelf life at room temperature. The infrastructure required to replenish blood inventory in remote regions is a significant cause of medical care inequity, especially when blood is not available. Red blood cell transfusions are essential in many medical procedures, but managing the donation, processing, testing, storage, distribution, and finally the transfusion is a complex and expensive process.

Red blood cells can be kept for 21 days which means that keeping a fresh supply can be challenging when taking into consideration potential power outages, natural disasters, pandemics, conflicts, and under-developed supply.

Bioxytran’s UOC represents a potential paradigm shift in transfusion medicine and life-saving blood oxygenation therapy. The inception of UOC began with a profound understanding of the physiological mechanisms governing oxygen delivery. Insights into carbohydrate science has led to the creation of this revolutionary product, making UOC’s essentially invisible to the human immune system. As a result, the UOC circumvents the issue of immune rejection commonly found with other blood substitutes. The UOC is a hemoglobin-based oxygen carrier (“HBOC”) designed to mimic the oxygen transportation function of red blood cells.

The first HBOC was discovered in the mid-1930’s. While HBOC’s show promise as blood substitutes, there are side-effects associated with HBOC’s, such as high blood pressure, and the risk of organ damage. Unlike other HBOC’s, treatment with UOC’s has not shown any known side-effects in any studies.

The UOC uses a heme-carbohydrate complex, which involves the separation of the heme from the globin chains of the hemoglobin molecule. UOCs can be used with patients of all blood types and has an expected half-life of 18 hours. Bioxytran’s UOC is also shelf-stable, requires no refrigeration and has a storage life of 5+ years in liquid or dehydrated form.

“This is a game changing technology that has other applications beyond using it as a blood substitute,” said Leslie Ajayi, Chief Medical Officer of Bioxytran, Inc. “Another strategy to increase the body’s oxygenation is through hyperbaric oxygen therapy (“HBOT”). We have what amounts to the equivalent of 18 hours of HBOT in an intravenous shot without the side effects. Typically, the body can only tolerate slightly over one hour of HBOT treatment, but the UOC can significantly amplify those benefits seen with traditional HBOT which includes wound healing, ischemia, anemia, dementia, and Alzheimer’s disease. The core technology behind the UOC was initially used in the development of BXT-25 which is focused on stroke, Alzheimer’s disease, and pulmonary fibrosis. We are at the point where we can revolutionize blood transfusions by offering a blood substitute, especially crucial in remote areas lacking proper supply chains and infrastructure.”

About the Heme Foundation

The Heme Foundation is a 501(c)(3) nonprofit founded in 2021 and based in Bethlehem, Pennsylvania. Their mission is to provide the world with an alternative for blood transfusions using UOC to eliminate the need for a complex supply chain and to abate the cold chain storage requirements for lifesaving blood transfusions. https://hemefoundation.org/donate/

About Bioxytran, Inc.

Bioxytran, Inc. is a clinical stage biotechnology company pioneering a library of novel carbohydrate structures using artificial intelligence software that interprets the Nuclear Magnetic Resonance imaging of druggable targets like the galectin fold to create a rational drug design. The leading drug candidates vetted by in vitro testing, are capable of neutralizing viruses. The peer-reviewed discovery of the galectin fold located on the spike proteins of upper respiratory viruses, such as COVID-19, RSV and H1N1, demonstrate there exists a conserved region on the spike in which Bioxytran’s molecules achieve virus neutralization. The extent of the carbohydrate structure’s ability to neutralize untested viruses is unknown just like the initial discovery of antibiotics last century and its ability to treat a broad spectrum of bacterial infections. Applications of this platform technology extend to the treatment of significant unmet medical needs in virology, degenerative disease, and hypoxia. The leading drug candidate, Prolectin-M, is a new class of antiviral drug designed to antagonize galectins implicated in inflammatory, fibrotic, and malignant diseases. Bioxytran’s other development programs are for pulmonary fibrosis and stroke treatment. More information can be found at www.bioxytraninc.com

Investor Relations

Michael Sheikh

509-991-0245

mike.sheikh@bioxytraninc.com

Forward-Looking Statements

This press release includes forward-looking statements as defined under federal law, including those related to the performance of technology described in this press release. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause Bioxytran’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the forward-looking statements and risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and those risk factors set forth from time-to-time in other filings with the Securities and Exchange Commission. Bioxytran undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.